Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (No. 333-55582, No. 333-112842, and No. 333-148819) on Form S-8 of The PBSJ Corporation of our report dated March 2, 2009, relating to our audit of the financial statements of Peter R. Brown Construction, Inc. as of and for the years ended December 31, 2008 and 2007, included in this Current Report on Form 8-K/A.

/s/ Carr, Riggs & Ingram, LLC

Clearwater, Florida

March 13, 2009